Exhibit 99.1

Contact:	For immediate release
Joseph Fitzgerald	May 17, 2004
EVP, Investor Relations and Corporate Communications
jfitzgerald@mgm.com
310-449-3660

David Bloom

VP, Corporate Communications

dbloom@mgm.com

310-449-3660

METRO-GOLDWYN-MAYER INC. PAYS SHAREHOLDERS

EXTRAORDINARY CASH DIVIDEND OF $8.00 PER SHARE

Los Angeles, Calif. — Metro-Goldwyn-Mayer Inc. (NYSE: MGM) today announced that, as scheduled, on May 17, 2004, the company paid its previously declared extraordinary cash dividend of $8.00 per share. The total dividend payout to all MGM shareholders was approximately $1.89 billion, reflecting MGM’s approximately 236.4 million shares outstanding. In accordance with NYSE policy, the ex-dividend date is May 18, 2004.

“The decision to reward our shareholders with an extraordinary cash dividend of this magnitude reflects MGM’s track record of generating strong free cash flow and our confidence in the company’s ability to continue to do so in the future,” said Alex Yemenidjian, MGM’s chairman and chief executive officer.

MGM expects the entire dividend to qualify as a tax-free return of capital to shareholders. Nevertheless, shareholders are encouraged to consult with their own tax and financial advisors regarding the implications of this dividend on their individual tax position.

About Metro-Goldwyn-Mayer

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of motion pictures, television programming, home video, interactive media, music and licensed merchandise. The company owns the world’s largest library of modern films, comprising about 4,000 titles. Operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Direct. In addition, MGM has ownership interests in international TV channels reaching nearly 110 countries. For more information, visit www.mgm.com.

This news release contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, among other things, future competitive and market conditions, whether the Company’s products achieve customer acceptance, future business decisions, and other factors, including those described in the Company’s filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of MGM. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be realized. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company.